Guaranteed Insurability Option Rider

This rider is part of your policy. The date of issue of this rider is the same as the date of issue of the policy unless otherwise stated on page 3.

Insured As used in this rider, the insured is the same as the insured for this policy unless otherwise named on page 3.

Benefit You have the option to increase the face amount of insurance under the policy without evidence of insurability or change in premium class. The option may be exercised on each option date while this rider is in force subject to the following conditions.
                      1. You must send us a written application for the increase during the 90 days before the option date. If you exercise an alternative option, proof of the marriage, birth adoption, or mortgage, giving rise to the option must accompany the application.
                      2. The increase in face amount can be any amount not exceeding the amount of option.
                      3. The increase will take effect on the option date. If you exercise an option on an alternative option date, we will cancel the next regular option date not previously canceled.
                      4. If a Waiver of Monthly Deduction Disability Rider is attached to this policy, it will apply to the increase in face amount. If we are waiving monthly deductions for this policy on the option date, we will automatically increase the face amount by the amount of option and waive the monthly deductions applicable to the increase for as long as we waive the monthly deductions for the policy.
                      5. Increases in any other benefits will be subject to our consent and satisfactory evidence of insurability.
                      6. If an increase in face amount is effective within the first 2 years of this rider, it will be incontestable after it has been in force during the lifetime of the insured for the balance of the 2 years. If an increase is effective after the first 2 years of this rider, it will not be contested.

Option Dates          Regular   option   dates  occur  on  each  of  the  policy
                      anniversaries on which the insured s attained age nearest birthday is 22, 25, 28, 31, 34, 37, 40 and 43.

                      We will allow an alternative option date on the third monthiversary following the date of:
                      .the insured s marriage;
                      .the birth of a living child of the insured s marriage; .the legal adoption by the insured of a child less than 18 years of age; or
                      .the obtaining of a new mortgage to purchase a new primary residence (limit of one option date per lifetime).

Amount of Option      The  amount of option  for this rider is stated on page 3.
                      If more than one child is adopted or born alive on the same day, the increase in face amount allowed will be equal to the amount of option multiplied by the number of children adopted or born alive on that day.

Automatic Term
Insurance             We will provide automatic term insurance, at no additional cost, on the insured s life beginning on the date of the event for which an alternative option may be exercised and expiring on the day before the alternative option date.
                      The amount of automatic term insurance equals the amount of option or, in the case of a multiple birth or adoption, the amount of option multiplied by the number of children adopted or born alive on the same day.

Incontestability      This  rider  will  not be  contested  after it has been in force during the lifetime of the insured for 2 years from its date of issue.

Suicide If the insured commits suicide, while sane or insane, within 2 years from the date of this rider, any amount of automatic term insurance in effect on the date of death will not be payable.

Reinstatement         Reinstatement of the policy will reinstate this rider only
                      as  to   option   dates   occurring   after  the  date  of
                      reinstatement.

Termination           This rider will terminate on the earliest of the following dates:
                      . the  policy   anniversary nearest  the  insureds  43rd
                        birthday;
                      . the date of termination of the policy;
                      . the alternative option date which cancels the last
                        regular option date; or
                      . the  monthiversary  following the date requested by you
                        in writing.

Cost of  Benefit      The cost for this rider is determined monthly and deducted from the account value of the policy on each monthiversary until the rider terminates.

                      The monthly cost factors for this rider are based on the insured s issue age for this rider and are shown in the table below. The monthly cost for this rider is the monthly cost factor times the amount of option (in thousands).


                         Guaranteed Insurability Option
                Monthly Cost Factors Per $1,000 Amount of Option


 Insured s          Monthly        Insured's           Monthly
 Issue Age          Cost Factor    Issue Age           Cost Factor

   0-8              $.04             30                 $.12
   9-13              .05             31                  .13
   14-16             .06             32                  .14
   17-19             .07             33                  .15
   20-22             .08             34                  .16
   23-25             .09             35                  .17
   26-28             .10            36-37                .18
     29              .11            38-39                .19



                     American United Life Insurance Company






                                    Secretary